Exhibit 99.1

HAYNES INTERNATIONAL, INC.
1020 W. Park Avenue
P.O. Box 9013
Kokomo, IN 46904-9013

FOR IMMEDIATE RELEASE
Contact:	Jean Neel, Vice President — Corporate Affairs
Phone:	765-456-6489 Or
Contact:	Calvin McKay, Chief Financial Officer 765-456-6006

HAYNES INTERNATIONAL, INC. REACHES AGREEMENT

TO EXTEND COLLECTIVE BARGAINING AGREEMENT THROUGH 2007

        Kokomo, Indiana, February 16, 2004 – Haynes International, Inc. the inventor, developer, producer and solution provider in the supply of quality high performance nickel- and cobalt-based alloys announced that it has reached a tentative agreement with the membership of United Steelworkers of America Local 2958 to extend its collective bargaining agreement through 2007. The extension agreement also provides for various amendments to the current collective bargaining agreement including annual wage increases and modifications to plant work schedules. Also, the Company agreed to pay a ratification bonus to each union member upon implementation of the collective bargaining agreement as extended. The tentative agreement will become effective upon the completion of other aspects of the Company’s financial restructuring.

        “We are pleased with the outcome which required the hard work and dedication of many individuals both among management and the union,” said Francis Petro, President and Chief Executive Officer of Haynes International, Inc. “The agreement, while providing rate increases for our union employees should also provide the Company with savings through improved manufacturing schedules over the next three years. These cost savings are critical to the Company’s ongoing efforts to improve its cost structure and liquidity.”

        Greg Goodnight, President of the United Steelworkers of America Local 2958 said, “We too are pleased with the outcome of the negotiations on this agreement. It will allow the Company’s manufacturing facilities to continue to operate without interruption, our members to maintain fair wages, benefits and good working conditions.”

        Commenting on the Company previously announced intention to restructure its debt and capital structure, Mr. Petro said, “We are currently faced with our long-term debt maturing this year and we are diligently pursuing various restructuring alternatives. We have begun to see our business stabilize from an operational standpoint and we are cautiously optimistic that, given the improving economy, our business prospects will improve.”

        Mr. Petro continued, “In order to prevent interruption or distractions from our business during the financial restructuring process, Management and the Union agreed that it would be in the best interest of all involved to agree to several modifications to and an extension of the Collective Bargaining Agreement that will become effective when we finalize other aspects of our restructuring. Reaching agreement with our union employees represents an important accomplishment in the Company’s overall restructuring plans.”